Exhibit 4.62
EXECUTION VERSION

Second Amendment to the Share Purchase Agreement

Second Amendment, dated as of May 13, 2010 (this “Amendment”), to the Share Purchase Agreement (the “Agreement”), dated as of December 15, 2009 and amended as of January 13, 2010, by and among KongZhong Corporation, an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Purchaser”), Shanghai Dacheng Network Technology Co., Ltd., a company organized under the laws of the PRC (the “Company”), and Zheng YANG, Leilei WANG, Xiaolong LI, Tong ZHANG and Tianshu WU (collectively, the “Sellers”).  All capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings indicated in the Agreement as amended.

Recitals:

WHEREAS, the Purchaser, the Company and the Sellers desire to further amend the Agreement to reflect certain modified terms;

NOW, THEREFORE, in consideration of the premises and mutual representations and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The following definitions are hereby amended and restated in its entirety as follows:

“2010 Financial Statements” means the consolidated financial statements (including the consolidated balance sheets, statements of operations, statements of shareholders’ equity and comprehensive income and cashflow statements) of the Offshore Company and the Company for the 2010 calendar year, prepared in accordance with US GAAP and audited by the Auditor in accordance with the standards promulgated by the U.S. Public Company Accounting Oversight Board.  For the avoidance of doubt, for the purposes of the 2010 Financial Statements, the Offshore Company and the Company shall be treated as if they were one entity.

“First Half 2010 Financial Statements” means the consolidated financial statements (including the consolidated balance sheets, statements of operations, statements of shareholders’ equity and comprehensive income and cashflow statements) of the Offshore Company and the Company for the first six months of 2010, prepared in accordance with US GAAP and reviewed by the Auditor in accordance with the standards promulgated by the U.S. Public Company Accounting Oversight Board. For the avoidance of doubt, for the purposes of the First Half 2010 Financial Statements, the Offshore Company and the Company shall be treated as if they were one entity.

“Hong Kong Company” means a limited liability company to be incorporated under the Laws of Hong Kong, which shall be the wholly-owned Subsidiary of the Offshore Company with no asset or debt or other Liabilities.

“NPAT” means the consolidated net profit after tax in U.S. dollars of the Offshore Company and the Company, as calculated according to US GAAP.  Any net profits after tax in currencies other than U.S. dollars shall be converted into U.S. dollars according to the relevant exchange rates determined under US GAAP.  For the avoidance of doubt, for the purposes of the calculation of the NPAT, the Offshore Company and the Company shall be treated as if they were one entity.

2.
The definition of the “WFOE” and all references to it shall be deemed to have been deleted from the Agreement and exhibits thereto.  For the avoidance of doubt, sentences or phrases whose sole subject is the WFOE shall be deemed to have been deleted from the Agreements and exhibits thereto.

3.	Section 6.4(e) of the Agreement is hereby amended and restated in its entirety as follows:

Offshore Reorganization.  The Offshore Reorganization shall have been duly carried out and completed in accordance with the Plan of Offshore Reorganization (and the Offshore Reorganization Regulatory Approvals contemplated therein shall have been obtained and shall remain in full force and effect) and due diligence relating to the Offshore Reorganization shall have been completed by the Purchaser, in each case, to the satisfaction of the Purchaser in its sole discretion.  It is agreed among the parties that as part of the Offshore Reorganization, the Company and the Sellers shall have entered into and fully executed Contracts with the Offshore Company substantially similar to the Purchaser Cooperation Documents and in each case satisfactory to the Purchaser (such Contracts collectively, the “Company Control Documents”); provided, that the Offshore Company shall have replaced the Purchaser WFOE as the signatory to such forms of the Purchaser Cooperation Documents to which the Purchaser WFOE had been a signatory.  It is further agreed among the parties that upon the execution of the Company Control Documents, the Purchaser Cooperation Documents shall terminate and cease to have any effect thereafter with respect to the signatories to the Purchaser Cooperation Documents without any further action from the signatories thereto (it being understood that the Purchaser shall cause the Purchaser WFOE to consent to the foregoing).

4.	Exhibit B to the Agreement, the “Plan of Offshore Reorganization”, is hereby amended and restated in its entirety as follows:

Plan of Offshore Reorganization

As soon as practicable after the date of this Agreement and prior to the Share Transfer, the Offshore Reorganization shall be carried out as follows:

•
The Sellers shall cause the Offshore Company and the Hong Kong Company to be duly established in the Cayman Islands and Hong Kong respectively, with all regulatory approvals and/or registrations completed in accordance with all applicable Laws, including, but not limited to, registration with the PRC State Administration for Industry and Commerce (or a local branch thereof) in connection with the pledge of the Company Equity Interests (to the extent applicable).

•
The Company shall enter into one or more agreements with the Offshore Company to the satisfaction of the Purchaser, providing, among other things, an option for the Offshore Company to acquire, subject to applicable PRC Laws, the assets of or equity interests in the Company for a nominal price or such other price (but only to the extent that a price other than a nominal price is required under applicable PRC Laws) as determined in a manner that is substantially similar to that provided in the Option Agreement, dated April 1, 2009, among KongZhong Information Technologies (Beijing) Co., Ltd. and the shareholders of Shanghai Mailifang Communications Ltd.  The Sellers shall cause each of the Company and the Offshore Company to enter into the agreement(s) described in the preceding sentence.

•	The Offshore Reorganization shall be structured and effected to ensure maximum benefit to the Offshore Company and its shareholders.

Organization Chart After Offshore Reorganization

5.
Each of the parties hereto represents and warrants to each other that: (i) it has the requisite power and authority and has taken all actions necessary to execute and deliver this Amendment and to perform its obligations hereunder; (ii) this Amendment has been duly executed and delivered by each of the parties hereto, and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (iii) the execution, delivery and performance of this Amendment by such party does not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of such party pursuant to, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract or other material instrument or obligation applicable to such party or its properties or assets, or conflict with or violate any Law to which such party, or its properties or assets, is subject; and (iv) no notices, reports or other filings are required to be made by such party with, nor are any Governmental Authorizations required to be obtained by such party from, any Governmental Authority in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Amendment.

6.	This Amendment shall become effective as of the date hereof.

7.	For the avoidance of doubt, if any provision of this Amendment conflicts with any provision of the Agreement not otherwise amended by this Amendment, such provision of this Amendment shall prevail.

8.	The provisions of Article X (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

KONGZHONG CORPORATION

By:	/s/ Tai Fan
Name:
Title:

SHANGHAI DACHENG
NETWORK TECHNOLOGY CO., LTD.

By:	/s/ Zhen Yang (Seal)
Name:
Title:

ZHEN YANG

/s/ Zhen YANG

LEILEI WANG

/s/ Leilei WANG

XIAOLONG LI

/s/ Xiaolong LI

TONG ZHANG

/s/ Tong ZHANG

TIANSHU WU

/s/ Tianshu WU